Exhibit 99.1
AMERCO Announces Redemption of Its Series A 8 1/2% Preferred Stock
RENO, Nev., April 6, 2011 /PRNewswire/ -- AMERCO, the parent company of U-Haul International, Inc. and other subsidiaries, announced today that it will call for redemption all of the outstanding shares of its Series A 8 1/2% Preferred Stock (NYSE: AO-PA).   The redemption date of the Preferred Stock will be June 1, 2011, and the redemption price will be $25.00 per share, plus accrued and unpaid dividends up to the date of redemption.

After the redemption, dividends on the Preferred Stock will cease to accrue and such shares will no longer be deemed outstanding.  All rights of the holders in respect of the Preferred Stock will terminate, except for the right to receive the redemption price, together with the accrued and unpaid dividends thereon.

The notice of redemption and related materials will be mailed to registered holders of the Preferred Stock on or about April 15, 2011. In order to receive the redemption price, certificated shares must be surrendered to the redemption agent, BNY Mellon Shareowner Services, by hand or by overnight delivery at the address set forth in the letter of transmittal that will accompany the notice of redemption. Questions relating to, and requests for additional copies of the notice of redemption and the related material, including questions relating to any lost stock certificates, should be directed to BNY Mellon Shareowner Services at (201) 680-5135.

"The positive business results that we have achieved over the past few years have positioned us well," stated Joe Shoen, chairman AMERCO. "Retiring the Preferred Stock, which carries an 8 1/2% after-tax cost to the Company, will accrue significant economic benefit to the common stock owners," Shoen concluded.

About the company

AMERCO is the parent company of U-Haul International, Inc., North America's largest "do-it-yourself" moving and storage operator, Amerco Real Estate Company, Repwest Insurance Company and Oxford Life Insurance Company.

Since 1945, U-Haul has been the choice for the do-it-yourself mover, with a network of more than 16,300 locations in all 50 States and 10 Canadian provinces. U-Haul customers' patronage has enabled the Company to maintain the largest rental fleet in the do-it-yourself moving industry with approximately 104,000 trucks, 80,000 trailers and 36,000 towing devices. U-Haul offers more than 406,000 rooms and 36 million square feet of storage space at nearly 1,100 owned and managed facilities throughout North America. U-Haul is the consumer's number one choice as the largest installer of permanent trailer hitches in the automotive aftermarket industry. The Company supplies alternative-fuel for vehicles and backyard barbecues as one of the nation's largest retailers of propane.

U-Haul was founded by a Navy veteran who grew up during the Great Depression. Tires and gas were still rationed or in short supply during the late 1940s when U-Haul began serving U.S. customers. Today, that background is central to the U-Haul Sustainability Program: "Serving the needs of the present without compromising the ability of future generations to meet their own needs."  Our commitment to reduce, reuse and recycle includes fuel-efficient moving vans, neighborhood proximity, moving box reuse, moving pads made from discarded material and packing peanuts that are 100% biodegradable.  Learn more about these facts and others at uhaul.com/sustainability.

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the

Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. All forward looking-statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements.

CONTACT: Jennifer Flachman, Director of Investor Relations, AMERCO, +1-602-263-6601, Flachman@amerco.com

SOURCE AMERCO